Exhibit 99.1

Allakos Provides Business Update and Reports Fourth Quarter 2024 Financial Results

SAN CARLOS, Calif., March 12, 2025 (GLOBE NEWSWIRE) – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company that has been developing antibodies for the treatment of allergic, inflammatory and proliferative diseases, today provided a business update and reported financial results for the fourth quarter ended December 31, 2024.

Recent Allakos Events

•
Reported topline data from the Phase 1 study of AK006 in patients with chronic spontaneous urticaria in January 2025.
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Announced in January 2025 that the Company was discontinuing further development of AK006, restructuring operations to reduce costs and exploring strategic alternatives.

Cash Guidance

Allakos ended the fourth quarter of 2024 with $80.8 million in cash, cash equivalents and investments. Allakos’ financial outlook, restructuring activities and estimated cash outlook as reported by the Company in January 2025 remain unchanged.

The Company estimates that cash used in restructuring activities to close out AK006 development, including severance and contractual payments to vendors, will be approximately $34 million to $38 million. The Company also estimates that a significant majority of these restructuring costs will be paid over the first and second quarters of 2025.

The Company estimates it will have cash, cash equivalents and investments in a range of approximately $35 million to $40 million at June 30, 2025.

Fourth Quarter 2024 Financial Results

Allakos ended the fourth quarter of 2024 with $80.8 million in cash, cash equivalents and investments resulting in a net decrease in cash, cash equivalents and investments of $11.9 million during the fourth quarter of 2024.

Research and development expenses were $14.8 million in the fourth quarter of 2024 compared to $53.8 million in the fourth quarter of 2023, a decrease of $39.0 million. This quarter over quarter decrease is due to halting lirentelimab development and includes a $31.2 million decrease in contract research and manufacturing costs, $6.7 million of decreased compensation costs and a $1.1 million decrease in other research and development expenses.

General and administrative expenses were $9.8 million for the fourth quarter of 2024 compared to $11.2 million for the fourth quarter of 2023, a decrease of $1.4 million. The quarter over quarter change included $2.9 million of decreased compensation costs offset by a $1.5 million increase primarily from professional and other general costs associated with the termination of our office lease.

Allakos reported net income of $0.4 million in the fourth quarter of 2024 compared to a net loss of $62.6 million in the fourth quarter of 2023. The gain in the fourth quarter of 2024 was primarily attributed to the $23.9 million gain on lease amendment recognized as a result of the lease termination agreement entered into during the fourth quarter of 2024.

About Allakos

Allakos is a clinical stage biotechnology company that has been developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ expectations regarding its financial position and guidance, including estimated costs of restructuring activities to close out AK006 development, the timing of payment of such restructuring costs, and estimated ending second quarter 2025 cash, cash equivalents and investments; restructuring activities and plans; and exploration of strategic alternatives. Such statements are based on Allakos’ current views about its plans, intentions, expectations, strategies and prospects only as of the date of this release and are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from those set forth in or implied by such forward-looking statements, including but not limited to: uncertainties related to Allakos’ ability to realize the contemplated benefits of its restructuring activities and related reduction in force; Allakos’ ability to accurately forecast financial results, including restructuring and other costs and expenses; availability of suitable third parties with which to conduct contemplated strategic alternative transactions; whether Allakos will be able to pursue strategic alternative transactions, or whether any transaction, if pursued, will be completed on attractive terms; whether Allakos’ cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Allakos’ ability to maintain the listing of its common stock on Nasdaq; general economic and market conditions, both domestic and international; risks associated with volatility and uncertainty in the capital markets for biotechnology companies; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time to with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

media@allakos.com

Allakos Inc.

UNAUDITED Statements of Operations and Comprehensive Income and Loss

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating expenses
Research and development	$14,819	$53,801	$79,939	$150,908
General and administrative	9,837	11,182	38,822	45,148
Impairment of long-lived assets	—	—	27,347	—
Gain on lease amendment	(23,883)	—	(23,883)	—
Total operating expenses	773	64,983	122,225	196,056
Loss from operations	(773)	(64,983)	(122,225)	(196,056)
Interest income	1,104	2,382	6,450	10,347
Other expense, net	45	50	(43)	8
Net income (loss)	376	(62,551)	(115,818)	(185,701)
Unrealized gain (loss) on investments	(198)	122	86	334
Comprehensive income (loss)	$178	$(62,429)	$(115,732)	$(185,367)
Net income (loss) per common share:
Basic and diluted	$0.00	$(0.71)	$(1.30)	$(2.14)
Weighted-average number of common shares outstanding:
Basic	89,445	87,567	88,791	86,798
Diluted	90,400	87,567	88,791	86,798

allakos inc.

UNAUDITED CONDENSED balance sheets

(in thousands)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$17,753	$66,440
Investments	63,067	104,354
Prepaid expenses and other current assets	4,766	9,095
Total current assets	85,586	179,889
Property and equipment, net	10,827	33,369
Operating lease right-of-use assets	—	24,136
Other long-term assets	188	6,216
Total assets	$96,601	$243,610
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,490	$1,764
Accrued expenses and other current liabilities	12,294	34,814
Total current liabilities	17,784	36,578
Operating lease liabilities, net of current portion	—	38,215
Total liabilities	17,784	74,793
Stockholders’ equity:
Common stock	90	88
Additional paid-in capital	1,312,886	1,287,156
Accumulated other comprehensive gain (loss)	136	50
Accumulated deficit	(1,234,295)	(1,118,477)
Total stockholders’ equity	78,817	168,817
Total liabilities and stockholders’ equity	$96,601	$243,610